UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2022

CYREN LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel	000-26495	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Ha-Menofim St., 5th Floor Herzliya, Israel	4672561
(Address of Principal Executive Offices)	(Zip Code)

011–972–9–863–6888

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Ordinary Shares, par value ILS 3.00 per share	CYRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.02 Results of Operations and Financial Condition.

Preliminary financial information as of and for the three and twelve months ended December 31, 2021

Cyren Ltd. (the “Company”) is providing certain preliminary information related to its revenue, cash and cash equivalents as an update to the information provided in the Company’s previous periodic filings. The Company has not yet completed the audit of its consolidated financial statements for the fiscal year ended December 31, 2021, but the Company currently estimates that (i) revenue was $7.3 million for the fourth quarter of 2021 and $31.2 million for the twelve months ended December 31, 2021; (ii) cost of sales was $3.9 million for the fourth quarter of 2021 and $15.3 million for the twelve months ended December 31, 2021; (iii) operating expenses were $10.3 million for the fourth quarter of 2021 and $37.7 million for the twelve months ended December 31, 2021; and (iv) net loss was $7.5 million for the fourth quarter of 2021 and $23.1 million for the twelve months ended December 31, 2021.

The Company's cash and cash equivalents as of December 31, 2021 were approximately $4.3 million. The ability to continue as a going concern is dependent upon the Company's ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through a combination of actions that may include existing cash on hand, reducing operating spend, divesting assets and future issuances of equity and/or debt securities.

The Company’s estimates of revenue, cost of sales, operating expenses, net loss, cash and cash equivalents as of and for the three and twelve months ended December 31, 2021, and its ability to fund its operations are preliminary and unaudited, represent estimates as of the date of this Current Report on Form 8-K, and are subject to completion of the Company’s financial closing procedures for the three and twelve months ended December 31, 2021. These preliminary financial results also represent only a summary of our financial results for such periods and are not a comprehensive statement of such results. Final results reflected in our audited condensed consolidated financial statements as of and for the three months and year ended December 31, 2021 may differ materially from our estimated results, including as a result of the quarter-end and year-end closing procedures, audit adjustments and other related developments that may arise between now and the time our financial results for such periods are finalized. The Company’s independent registered public accounting firm has not completed an audit and does not express an opinion or any other form of assurance with respect to the Company’s estimates of revenue, cost of sales, operating expenses, net loss, cash and cash equivalents, or the Company’s ability to continue as a going concern. The estimated preliminary results included in this Current Report on Form 8-K should not be viewed as a substitute for the Company’s annual consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYREN LTD.
Dated: February 10, 2022
	By:	/s/ Kenneth Tarpey
	Name:	Kenneth Tarpey
	Title:	Chief Financial Officer

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